Exhibit 10.1
Execution Version
MASTER AMENDMENT AND SUPPLEMENT TO COAL MINING AND TRANSPORTATION LEASE AGREEMENTS AND PARENT GUARANTY
THIS MASTER AMENDMENT AND SUPPLEMENT TO COAL MINING AND TRANSPORTATION LEASE AGREEMENTS AND PARENT GUARANTY (this “Master Agreement”) is made as of the 30th day of June, 2020 (the “Effective Date”), by and among NRP (Operating) LLC, a Delaware limited liability company (“NRP”), WPP LLC, a Delaware limited liability company (“WPP”), HOD LLC, a Delaware limited liability company (“HOD”), Independence Land Company, LLC, a Delaware limited liability company (“Independence Land”), and Williamson Transport LLC, a Delaware limited liability company (“Williamson Transport” and, together with NRP, WPP, HOD, and Independence Land, the “NRP Parties”); and Foresight Energy LP, a Delaware limited partnership (“Foresight LP”), Foresight Energy GP LLC, a Delaware limited liability company (“Foresight GP”), Foresight Energy LLC, a Delaware limited liability company (“Foresight LLC”), Macoupin Energy, LLC, a Delaware limited liability company (“Macoupin”), Williamson Energy, LLC, a Delaware limited liability company (“Williamson”), Sugar Camp Energy, LLC, a Delaware limited liability company (“Sugar Camp”), Hillsboro Energy LLC, a Delaware limited liability company (“Hillsboro”), Foresight Energy Resources LLC, a Delaware limited liability company (“Foresight Energy Resources”), Foresight Energy Operating LLC, a Delaware limited liability company (“Foresight Energy Operating),” and together with Foresight LP, Foresight GP, Foresight LLC, Macoupin, Williamson, Sugar Camp, Hillsboro, and Foresight Energy Resources, the “Foresight Parties”). Each of the above may be referred to collectively herein as the “Parties” or individually as a “Party.”
WHEREAS, WPP, HOD, Independence Land, and Williamson Transport are wholly owned subsidiaries of NRP; and
WHEREAS, Foresight GP is the general partner of and manages Foresight LP; and
WHEREAS, Foresight LP was the ultimate parent company of the Foresight Parties prior to the Effective Date;
WHEREAS, Foresight LLC is a wholly owned subsidiary of Foresight LP; and
WHEREAS, Macoupin, Williamson, Sugar Camp, and Hillsboro are wholly owned subsidiaries of Foresight LLC;
WHEREAS, WPP and Williamson are parties to an Amended and Restated Coal Mining Lease Agreement, dated August 14, 2006, wherein WPP leased to Williamson certain coal seams in Williamson and Franklin Counties, Illinois (said lease as amended, supplemented or otherwise modified, is hereinafter referred to as the “WPP Williamson Lease”); and

WHEREAS, Independence Land and Williamson are parties to a Coal Mining Lease Agreement, dated March 13, 2006, as amended, wherein Independence Land leased to Williamson certain coal seams in Williamson County, Illinois (said lease as amended, supplemented or otherwise modified, is hereinafter referred to as the “Independence Land Williamson Lease”); and
WHEREAS, Independence Land and Williamson are parties to an Overriding Royalty Agreement, dated March 13, 2006, on certain properties in Williamson and Franklin Counties, Illinois (hereinafter referred to as the “Independence Land Override”); and
WHEREAS, Williamson and Williamson Transport are parties to an Amended and Restated Surface Sublease and Operation Agreement, dated October 15, 2006, wherein Williamson subleased to Williamson Transport certain property to operate a rail loadout facility in Williamson County, Illinois (said sublease as amended, supplemented or otherwise modified, is hereinafter referred to as the “Williamson Transport Lease”); and
WHEREAS, WPP was assigned a deeded overriding royalty interest reservation by Coal Properties Corporation on certain properties conveyed by Coal Properties Corporation to Fairview Land Company by certain Special Warranty Deeds in Williamson and Franklin Counties, Illinois by an Assignment and Assumption Agreement recorded in Williamson County Clerk and Recorder’s office in Book 314, Page 332 and Franklin County Clerk and Recorder’s office in Book 2008, Page 5899 (said overriding royalty interests hereinafter referred to as “CPC Williamson Overrides”); and
WHEREAS, WPP and Macoupin are parties to a Coal Mining Lease and Sublease Agreement, dated January 27, 2009, wherein WPP leased to Macoupin a certain coal seam in Macoupin County, Illinois (said lease as amended, supplemented or otherwise modified, is hereinafter referred to as the “Macoupin Lease”); and
WHEREAS, HOD and Macoupin are parties to a Lease Agreement, dated January 27, 2009, wherein HOD leased to Macoupin a rail loadout facility situated in Macoupin County, Illinois (hereinafter referred to as the “Macoupin Rail Load Out Agreement”); and
WHEREAS, HOD and Macoupin are parties to a Lease Agreement, dated January 27, 2009, wherein HOD leased to Macoupin a rail loop situated in Macoupin County, Illinois (hereinafter referred to as the “Macoupin Rail Loop Agreement” and, together with the Macoupin Lease and the Macoupin Rail Load Out Agreement, the “Macoupin Agreements”); and
WHEREAS, WPP and Hillsboro are parties to a Coal Mining Lease and Sublease Agreement, dated September 10, 2009, wherein WPP leased to Hillsboro a certain coal seam in

Montgomery and Bond Counties, Illinois (said lease as amended, supplemented or otherwise modified, is hereinafter referred to as the “Hillsboro Lease”); and
WHEREAS, Foresight LP and WPP are parties to that certain Limited Commercial Guaranty, dated as of October 19, 2018 pursuant to which Foresight LP guaranteed certain obligations of Hillsboro to NRP pursuant to the Hillsboro Lease (the “Hillsboro Guaranty”); and
WHEREAS, Sugar Camp and HOD are parties to a Surface Sublease, dated March 6, 2012, wherein Sugar Camp subleased to HOD certain property to operate a rail loadout facility in Franklin County, Illinois and such subleased property is leased by HOD to Sugar Camp by Lease Agreement, dated March 6, 2012 (said sublease and lease agreements hereinafter referred to together as the “Sugar Camp Lease”); and
WHEREAS, the WPP Williamson Lease, the Independence Land Williamson Lease, the Independence Land Override, the Williamson Transport Lease, the CPC Williamson Overrides, the Macoupin Agreements, the Hillsboro Lease, and the Sugar Camp Lease are collectively referred to herein as the “Subject Agreements;” and
WHEREAS, as of the Effective Date Foresight Parties collectively owe the NRP Parties six million seven hundred and fifty thousand dollars ($6,750,000) in past due minimum royalties that were due on January 20, 2020 pursuant to certain of the Subject Agreements (the “Past Due Amount”); and
WHEREAS, on March 9, 2020, the NRP Parties and the Foresight Parties entered into that certain Restructuring Support Agreement (the “RSA”) pursuant to which the Parties agreed to amend certain agreements among the Parties to reflect the terms of the RSA; and
WHEREAS, on March 10, 2020, each of the Foresight Parties, together with certain of their affiliates filed petitions with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) pursuant to Chapter 11 of the United States Bankruptcy Code styled as In re Foresight Energy LP et al., Bankruptcy Case No. 20-41308 (the “Bankruptcy Cases”); and
WHEREAS, pursuant to the RSA, the Foresight Parties agreed to assume the agreements set forth on Exhibit A hereto, including the Subject Agreements, (collectively, the “Consenting Counterparty Agreements”) as of the Effective Date in connection with the confirmation of any filed plan of reorganization in the Bankruptcy Cases; and
WHEREAS, pursuant to the RSA, the Parties agreed to suspend certain provisions of the Subject Agreements for the period beginning January 1, 2020 through December 31, 2021 (such period, the “Alternative Payment Period”) and instead the Foresight Parties shall make certain alternative payments to the NRP Parties during such Alternative Payment Period, all as further described below; and
WHEREAS, pursuant to the RSA, the Parties agreed on terms for the payment to NRP of the Past Due Amount; and
WHEREAS, pursuant to the RSA, the Parties agreed to make certain amendments to the Macoupin Agreements for the remaining term of such agreements, all as further described below; and
WHEREAS, pursuant to the RSA, the Parties agreed that the other terms and conditions of each of the Consenting Counterparty Agreements not specifically addressed herein will remain in full force and effect both during and after the Alternative Payment Period through the remaining term of each Consenting Counterparty Agreement; and
WHEREAS, pursuant to the RSA, Foresight LP agreed that the reorganized parent of the Foresight Parties shall provide an unconditional guaranty of the obligations of the Foresight Parties to the NRP Parties under the Consenting Counterparty Agreements (the “Parent Guaranty”) for the remaining terms of the Consenting Counterparty Agreements; and
WHEREAS, pursuant to the RSA, the Parties agreed that any breach by a Foresight Party under this Master Agreement or any of the Consenting Counterparty Agreements shall constitute a breach of each of this Master Agreement and each Consenting Counterparty Agreement; and, if any such breach is not cured within the timeframe set forth in this Master Agreement or in the applicable Consenting Counterparty Agreement, such breach shall constitute an event of default under this Master Agreement and under each of the Consenting Counterparty Agreements, and the NRP Parties may, at their option, pursue any and all remedies available hereunder or under any Consenting Counterparty Agreement or pursuant to applicable law; and
WHEREAS, the Foresight Parties have made, and the NRP Parties have received, certain Alternative Payments (as defined below), as well the 2020 payment with respect to Macoupin (as described below), said Alternative Payments and 2020 Macoupin Payment totaling $15,822,263.00 as set forth on Exhibit B hereto (the “2020 Paid Amounts”), which amounts were paid to NRP pursuant to the RSA; and
WHEREAS, on June 23, 2020, the Bankruptcy Court conducted a confirmation hearing on the Second Amended Joint Chapter 11 Plan of Reorganization of Foresight Energy LP and Its Affiliated Debtors (the “Plan”); and
WHEREAS, on June 24, 2020, the Bankruptcy Court entered an order confirming the Plan, pursuant to which the Foresight Parties were authorized to reorganize; and

WHEREAS, on the Effective Date, pursuant to the Plan, the Foresight Parties will emerge from their Bankruptcy Cases, and Foresight Energy Resources will become the ultimate parent company of the Foresight Parties (the “Reorganized Parent”); and
WHEREAS, the Parties desire to enter into this Master Agreement to amend the Subject Agreements in order to implement the terms of the RSA as described in the foregoing recitals and on the terms and conditions described below.
NOW THEREFORE, in consideration of the foregoing which are not mere recitals, but which are an integral part hereof, the Parties hereby agree as follows:
I.Assumption of Consenting Counterparty Agreements
On the Effective Date, (A) this Master Agreement shall be executed by the Parties and become effective and (B) the Consenting Counterparty Agreements shall be assumed by the Foresight Parties and shall be modified as described in this Master Agreement.
II.Alternative Payment Period
Capitalized terms used in this Article II but not defined herein shall have the meanings given to them in the referenced Subject Agreements.
A.During the Alternative Payment Period, and only during such period, the Parties hereby agree to suspend the following provisions (collectively the “Suspended Payment Provisions”) of the Subject Agreements:
1.WPP Williamson Lease: (a) the Tonnage Royalty and Quarterly Deficiency Payments pursuant to Section 4; and (b) the Wheelage Charges with respect to New Foreign Coal pursuant to Section 16.
2.Independence Land Williamson Lease: (a) the Tonnage Royalty and Quarterly Deficiency Payments pursuant to Section 4; and (b) the Wheelage Charge pursuant to Section 15.
3.Independence Land Override: the overriding royalty payable pursuant to Section 1.
4.Williamson Transport Lease: (a) the load out fee for coal produced from the Primary Property and any Foreign Coal that is not New Foreign Coal pursuant to Section 8.1; (b) the New Foreign Coal Fee pursuant to Section 8.1; and (c) the fee payable pursuant to Section 8.9.

5.CPC Williamson Overrides: The amounts payable pursuant to the CPC Williamson Overrides.
6.Hillsboro Lease: (a) The Tonnage Royalty and Quarterly Minimum Royalty Payments pursuant to Section 4; and (b) the wheelage charges pursuant to Section 16.
7.Sugar Camp Lease: The Tonnage Fee pursuant to Section 8.1.
B.In lieu of making payments under the foregoing provisions during the Alternative Payment Period, the Foresight Parties have paid and shall continue to pay to the NRP Parties the amounts set forth on Exhibit B hereto on the due dates set forth on such schedule (the “Alternative Payments”). The Foresight Parties also shall pay to the NRP Parties the Past Due Amount in the amounts and on the due dates set forth on Exhibit B. The 2020 Paid Amounts have been credited towards the total amount of the Alternative Payments due in 2020, as set forth on Exhibit B. All Alternative Payments are non-recoupable; the Foresight Parties shall have no right to recoup Alternative Payments in any manner or at any time during or after the Alternative Payment Period, including without limitation under the recoupment provisions of the Subject Agreements. Past Due Amounts are not recoupable at any time during or after the Alternative Payment Period, except as specifically provided in Section II.D.4. In addition, no amount of the Alternative Payments shall apply to Foresight LP’s maximum payment obligation pursuant to Section 1(A) of the Hillsboro Guaranty.
C.During the Alternative Payment Period, the following provisions also shall apply:
1.During the Alternative Payment Period, certain recoupable balances under the Independence Land Williamson Lease (due on July 20, 2016, October 20, 2016, and January 20, 2017), shall expire on the dates set forth on Exhibit C hereto (such schedule, the “Williamson Recoupment Schedule”). “Expire” means that after the stated expiration date, the recoupable balances are no longer recoupable at any time, under the terms of the Subject Agreements or otherwise, but are permanently and forever surrendered.
2.The Foresight Parties shall not be permitted to declare Force Majeure or otherwise suspend performance of any obligations or exercise termination rights under any Subject Agreement.
3.Hillsboro shall not be permitted to exercise its surrender rights under the Hillsboro Lease.
4.The Foresight Parties shall continue to abide by all other terms and conditions of the Consenting Counterparty Agreements, including, without limitation,

providing all reports as required thereunder, reimbursing all property taxes as required thereunder and continuing all indemnification obligations as required thereunder.
5.The Foresight Parties agree that they shall not enter into any coal sales or supply agreements during the Alternative Payment Period with the intention of or that would have the effect of avoiding the application of the Suspended Payment Provisions with respect to the coal subject to any such agreements after the Alternative Payment Period.
D.Following the Alternative Payment Period and as of January 1, 2022:
1.The Suspended Payment Provisions shall be reinstated in full force and effect. The Parties hereby further agree that (a) all Tonnage Royalties, Tonnage Fees, and overriding royalties referred to in Section II.A. above for sales occurring during the month of December 2021 shall be payable on January 20, 2022 and shall not be deemed to be part of the Alternative Payments; (b) Quarterly Deficiency Payments and Quarterly Minimum Payments shall not be due for the fourth quarter of 2021, and that the first due date for Quarterly Deficiency Payments and Quarterly Minimum Payments after the expiration of the Alternative Payment Period shall be April 20, 2022 (with respect to the first quarter of 2022); and (c) wheelage charges and fees accruing during the 2021 calendar year shall be payable on January 20, 2022.
2.The provisions suspended by Sections II.C.2. and II.C.3. above shall be reinstated in full force and effect, and the terms and conditions of the Consenting Counterparty Agreements shall continue to apply, except as expressly amended herein.
3.The Foresight Parties shall continue to be unable to recoup any of the Alternative Payments or any portion of the Past Due Amount, except for payments that have not expired as specifically set forth on the Williamson Recoupment Schedule.
4.The Foresight Parties shall be entitled to recommence recoupment of payments made after the Alternative Payment Period under the terms of the WPP Williamson Lease and the Independence Land Williamson Lease as set forth on the Williamson Recoupment Schedule (Exhibit C) subject to the expiration dates set forth on said schedule. In addition, for the avoidance of doubt, the Foresight Parties shall be entitled to recoup the payments described in Section II.D.1(a) above made in January 2022 pursuant to the WPP Williamson Lease and the Independence Land Williamson Lease with respect to December 2021 under the terms of such leases.
5.Articles III through V hereof shall remain in full force and effect with respect to all Consenting Counterparty Agreements.

III.Special Provisions Regarding Macoupin Agreements and Macoupin Mine Complex
        The Parties acknowledge that the Macoupin coal mine and the related infrastructure, including the rail load out and rail loop (collectively, the “Macoupin Mine Complex”), has temporarily ceased production. Accordingly, the Parties hereby agree as follows:
A.As of the Effective Date, the Foresight Parties shall no longer be obligated to pay (a) any Tonnage Royalty or Quarterly Deficiency Payments (other than such amounts included in the Past Due Amount) pursuant to Section 4 of the Macoupin Lease; (b) any Tonnage Fee pursuant to Section 8.1 of the Macoupin Rail Load Out Agreement; or (b) any Tonnage Fee pursuant to Section 8.1 of the Macoupin Rail Loop Agreement. In addition, the Foresight Parties may not mine, produce, process, or transport any coal at any time at the Macoupin Mine Complex, except as provided in Section III.E. below.
B.The Foresight Parties shall pay to the NRP Parties the amount of two million dollars ($2,000,000) each calendar year, beginning in 2020. Payments under this Section III.B. shall be paid in quarterly installments of five hundred thousand ($500,000) per quarter on each January 20, April 20, July 20, and October 20 beginning on January 20, 2021. The Parties acknowledge that the 2020 payment has been paid to the NRP Parties as part of the 2020 Paid Amounts as reflected on Exhibit B hereto. The Parties agree that the payments made to the NRP Parties pursuant to this Section III.B. shall not be recoupable at any time.
C.The Foresight Parties hereby permanently release their rights to recoup the recoupable balance of six million five hundred ninety-five thousand nine hundred twenty-six dollars and ninety-five cents ($6,595,926.95) existing under the Macoupin Agreements as of January 1, 2020.
D.At all times after the Effective Date when the Macoupin Mine Complex remains in temporary cessation of production, the Foresight Parties shall take reasonably prudent actions to preserve optionality and to best preserve, protect, and store the equipment, infrastructure, and property located at the Macoupin Mine Complex without altering the temporary cessation of production status currently in effect at the Macoupin Mine Complex. The Foresight Parties shall not remove any currently installed belt structure, belting, track, power and electrical cables or plumbing from the Macoupin Mine Complex without the prior written consent of NRP, but the Foresight Parties may remove any such uninstalled supplies from inventory. The Foresight Parties shall make an inventory of any items removed from the underground portions of the mine and provide such inventory to NRP within thirty (30) days of the date of such removal. The Foresight Parties may transfer mobile equipment from the Macoupin Mine Complex to other Foresight Party mines on an as-needed basis and shall provide records of such transfers to

NRP on a quarterly basis, on or before the 20th day following the end of each respective calendar quarter (April 20, July 20, October 20, and January 20).
E.At any time after the Effective Date if the events described in Sections III.F.1. or III.F.2. have not occurred, the Foresight Parties may, in their sole discretion, determine to resume coal production and/or processing at the Macoupin Mine Complex and shall notify NRP in writing prior to any such resumption of coal production and/or processing. Following such notice, and prior to resumption of coal production and/or processing, the Foresight Parties and the NRP Parties shall negotiate in good faith to enter into new mutually acceptable lease agreements with respect to the Macoupin Mine Complex. Inability to reach agreement does not indicate lack of good faith.
F.At any time on or after January 1, 2024:
1.NRP may, in its sole discretion, cause the Foresight Parties to irrevocably transfer to NRP, free and clear of all liens and encumbrances (other than any encumbrances associated with the transfer of the permits), the Macoupin Mine Complex together with all permits, surface infrastructure and facilities, and the equipment listed on Exhibit D hereto for no consideration. Insofar as permit transfers require governmental approval which will occur subsequent to such transfer, the Foresight Parties and NRP shall enter into a contract mining agreement to govern the rights and obligations of each Party with regard to said permits as is customary in the industry including without limitation (a) all liabilities, conditions, obligations, responsibilities and other matters pertaining to such permits shall be the responsibility of the transferee and (b) the transferee shall have the right to continue mining and reclamation obligations, at the sole cost of transferee, under the terms and conditions of the permits. In exchange for such transfers, NRP shall assume all liabilities associated with the Macoupin Mine Complex, including any reclamation obligations.
2.The Foresight Parties may offer to sell the Macoupin Mine Complex (including all assets described in Section III.F.1. above) to NRP for one dollar ($1.00). If NRP determines to accept such offer, NRP also shall assume all liabilities associated with the Macoupin Mine Complex, including reclamation obligations. Provided that the Foresight Parties first have made such offer and NRP has determined not to accept such offer, the Foresight Parties may, in their sole discretion, permanently seal the Macoupin Mine Complex, and the Macoupin Agreements shall terminate at such time with no further liability thereunder by any Party, except, the Foresight Parties shall abide by all post termination obligations under the Macoupin Agreements, including reclamation and indemnification obligations.

3.To the extent the events described in Sections III.F.1. or III.F.2. have not occurred, the provisions of Sections III.A. through III.E. hereof shall continue to apply and remain in full force and effect.
G.To the extent not specifically modified in this Article III, the terms and conditions of the Macoupin Agreements shall remain in full force and effect.
IV.Defaults by Foresight Parties and Remedies of the NRP Parties
A.If at any time after the Effective Date (any such event described below, an “Event of Default”):
1.Any Foresight Party shall fail or default in the payment of any amounts due under this Master Agreement or under any of the Consenting Counterparty Agreements (including, but not limited to, Alternative Payments, Tonnage Royalty, Annual Minimum Royalty or other royalty, wheelage, taxes, or interest) required to be paid by it hereunder when and as the same becomes due and payable and any such default continues for a period of fifteen (15) days after written demand by NRP; or
2.Any Foresight Party shall otherwise default under this Master Agreement, including any default under Article V (Parent Guaranty); or
3.Any Foresight Party shall default under any Consenting Counterparty Agreement, and such default is not cured within the applicable time period and after the notice requirements in any such Consenting Counterparty Agreement;
B.Then, in any such Event of Default, the NRP Parties may, in their sole discretion:
1. Terminate this Master Agreement and any or all Consenting Counterparty Agreements and all of the right, title and interest of the Foresight Parties in and to any leased premises or other property leased pursuant to any Consenting Counterparty Agreement without any further notice;
2. Re-enter and take possession of any leased premises pursuant to the terms of the Consenting Counterparty Agreements, including all improvements and trade fixtures1
1 For all purposes under this Agreement the term “trade fixture” is defined as an item of personal property that is attached or annexed to the Leased Premises (as defined in the respective Consenting Counterparty Agreement) by a Foresight Party for the purpose of carrying on the Consenting Counterparty’s business. or attached or annexed to any real estate used by a Foresight Party in operations for the mining of the coal within said Leased Premises for the purpose of carrying on the Foresight Party’s business, regardless of the means by which the item has been attached or annexed to the real estate and without regard to the intent of the Foresight Party with regard to permanency or any other factor.

2 located within the leased premises at the time of the Event of Default, without compensation to such Foresight Party, and without refund of any royalties or other amounts paid hereunder or under any Consenting Counterparty Agreement, and hold and possess the same as the NRP Parties’ absolute property free and clear of any claims of, by or through any Foresight Party, and pursue any and all other remedies available under the laws of the State of Illinois;
3. Proceed to collect any and all amounts due from any Foresight Party or their affiliates to any NRP Party, including but not limited to rental and royalties due or accrued up to the time of termination and reentry by NRP, including interest at the highest effective prime interest rate as then reported in the Wall Street Journal plus three percent (3%) calculated daily from the date each such payment was due until such date each payment is received by such NRP Party in any manner permitted under the laws of the State of Illinois and/or the government of the United States; and
4. Exercise any and all rights and remedies under the Parent Guaranty as described in Article V below.
C.All such remedies provided in this Master Agreement and any Consenting Counterparty Agreements shall be deemed cumulative and not exclusive.
V.Parent Guaranty
A.In consideration of the benefits inuring to the Foresight Parties, including Foresight LP and the Reorganized Parent (Foresight LP and the Reorganized Parent, collectively, the “Parent Guarantor”) pursuant to this Master Agreement, the receipt and sufficiency of which is acknowledged by them without limitation to the NRP Parties to be sufficient and adequate, the Parent Guarantor hereby unconditionally guarantees the punctual performance and payment of all of the Foresight Parties’ obligations and covenants under this Master Agreement and the Consenting Counterparty Agreements, including without limitation, the payment of all Alternative Payments, including payment of the Past Due Amounts, tonnage royalty and minimum payments, property tax reimbursements, and indemnity obligations, as provided herein and therein. The Parent Guaranty set forth in this Article V shall remain in full force and effect beginning on the Effective Date of this Master Agreement and continuing until all obligations of the Foresight Parties under this Master Agreement and the Consenting Counterparty Agreements, and any and all renewals and extensions thereof, have been fully satisfied and discharged by the Foresight Parties or waived in writing by the NRP Parties. The provisions of this Article V shall be binding upon Parent Guarantor and Parent Guarantor’s successors and assigns, and shall inure to the benefit of the NRP Parties and their successors and assigns; provided that, the obligations of Parent Guarantor under this Article V may not be assigned by Parent Guarantor without the advance written consent of NRP, which consent may be withheld in NRP’s sole discretion.
2 For all purposes under this Agreement the term “trade fixture” is defined as an item of personal property that is attached or annexed to the Leased Premises (as defined in the respective Consenting Counterparty Agreement) by a Foresight Party for the purpose of carrying on the Consenting Counterparty’s business. or attached or annexed to any real estate used by a Foresight Party in operations for the mining of the coal within said Leased Premises for the purpose of carrying on the Foresight Party’s business, regardless of the means by which the item has been attached or annexed to the real estate and without regard to the intent of the Foresight Party with regard to permanency or any other factor.

B.This Parent Guaranty is a guaranty of payment and performance and not of collection. Parent Guarantor hereby waives notice of acceptance of this guaranty and all other notices in connection herewith or in connection with the liabilities, obligations and duties guaranteed hereby, including notices to it of default by any Foresight Party under this Master Agreement or under any Consenting Counterparty Agreements, and Parent Guarantor hereby waives diligence, presentment, protest, demand and suit on the part of any NRP Party in the enforcement of any liability, obligation or duty guaranteed hereby. Parent Guarantor further agrees that no NRP Party shall be required to first or concurrently enforce against any Foresight Party or any other person, any liability, obligation or duty guaranteed hereby before seeking enforcement thereof against Parent Guarantor. The liabilities or obligations of Parent Guarantor under this Article V shall not be affected by any indulgence, compromise, waiver, settlement or variation of terms which may be extended to any Foresight Party by any NRP Party, or agreed upon by any Foresight Party, on the one hand, and any NRP Party, on the other hand, and shall not be affected by any permitted assignment or sublease by any Foresight Party of its interest in this Master Agreement or any Consenting Counterparty Agreement, nor shall the liabilities or obligations of Parent Guarantor hereunder be affected by the insolvency, bankruptcy (voluntary or involuntary), or reorganization of any Foresight Party, nor by the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of any Foresight Party.

C.The NRP Parties shall be entitled to bring any suit, action or proceeding directly against Parent Guarantor for the enforcement of any provision of this Article V, and it shall not be necessary in any such suit, action or proceeding to make any other Foresight Party a party thereto. This Parent Guaranty may not be modified or amended without the prior written consent of NRP and Parent Guarantor and any attempted modification or amendment without such consent shall be null and void.

D.Each of Parent Guarantor and each Foresight Party represents and warrants to the NRP Parties that (i) no representations or agreements of any kind have been made to Parent Guarantor which would limit or qualify in any way the terms of this guaranty; (ii) Parent Guarantor has full power, right and authority to enter into this guaranty; and (iii) the provisions of this Article V do not conflict with or result in a default under any agreement or other instrument binding upon Parent Guarantor and do not result in a violation of any law, regulation, court decree or order applicable to Parent Guarantor and no consent of any party, which consent has not been obtained, is required by Parent Guarantor, or any of them, to enter into and deliver this guaranty.

E.The Parties acknowledge and agree that the terms and provisions of the Hillsboro Guaranty shall remain in full force and effect and that Parent Guarantor’s obligations thereunder shall continue in addition to Parent Guarantor’s obligations hereunder.

F.If any Consenting Counterparty Agreement is assigned or otherwise transferred (whether in connection with the transfer of all or substantially all of the equity or assets of any Foresight Subsidiary (as defined below)) to any other entity of which Parent Guarantor is not the ultimate parent company, including to any affiliate of the Foresight Parties that is not the ultimate parent company and whether or not such transfer or assignment requires the consent of any NRP Party pursuant to the terms of such Consenting Counterparty Agreement (such transferee, the “Foresight Transferee”), Parent Guarantor’s obligations under this Section V. shall forever cease with respect to the specific obligations transferred to the Foresight Transferee; provided, however, that no Consenting Counterparty Agreement may be assigned or otherwise transferred (even if such assignment or transfer is permitted under the terms of the applicable Consenting Counterparty Agreement) unless the ultimate parent of the Foresight Transferee also shall agree to guaranty all obligations to the NRP Parties under such Consenting Counterparty Agreement and agree to be bound by all terms and conditions of this Article V.

VI.Additional Provisions
A.This Master Agreement was prepared by all Parties after substantial negotiation; it shall be interpreted as mutually drafted by all Parties and shall not be construed more severely against any Party as the preparer of the document. All Parties are sophisticated in the business which is the subject of this Master Agreement. All Parties warrant and represent that they have been represented by counsel and have consulted that counsel with regard to each provision herein and in particular the following WAIVER OF JURY TRIAL.
B.WAIVER OF JURY TRIAL. ALL PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS MASTER AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED BY ALL PARTIES TO BE ALL ENCOMPANSSING OF ANY AND ALL DISPUTES FILED IN ANY COURT THAT RELATE TO THE SUBJECT MATTER OF THIS MASTER AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. ALL PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTERING INTO THIS MASTER AGREEMENT, THAT EACH HAS RELIED UPON THIS WAIVER IN ENTERING INTO THIS MASTER AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS WHICH PERTAIN TO THE SUBJECT MATTER OF THIS MASTER AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT CANNOT BE MODIFIED EITHER

ORALLY OR IN WRITING. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS MASTER AGREEMENT AND TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATED TO THIS MASTER AGREEMENT. IN THE EVENT OF LITIGATION, THIS MASTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL AND WAIVER OF JURY TRIAL.
C.All notices and other communications from any Party shall be in writing and shall be deemed to have been duly given if delivered by email, physical mail, courier service, or messenger to another Party at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing.

If to any Foresight Party: Foresight Energy Resources, LLC One Metropolitan Square 211 North Broadway, Suite 2600 St. Louis, Missouri 63102 Attn: Robert D. Moore Email: rmoore@coalsource.com	If to any NRP Party: NRP (Operating) LLC 5260 Irwin Road Huntington, West Virginia 25705-3247 Attn: Gregory Wooten Email: gwooten@wpplp.com nrpchiefengineer@wpplp.com
With a copy to: Foresight Energy Resources, LLC One Metropolitan Square 211 North Broadway, Suite 2600 St. Louis, Missouri 63102 Attn: Jeremy Harrison Email: JeremyHarrison@coalsource.com	With a copy to: Natural Resource Partners L.P. 1201 Louisiana Street Suite 3400 Houston, Texas 77002 Attn: Kathryn Wilson, Esq. Email: kwilson@nrplp.com
D.This Master Agreement shall be governed by the laws of the State of Illinois and all Parties by their execution of this Master Agreement submit to, and agree to, the jurisdiction of the Courts of Illinois, state and federal.
E.Time is of the essence of all provisions of this Master Agreement. All times and lengths of times are material to the Parties and may be strictly enforced. No extension of time may be implied by the conduct of any Party. Extensions of time may only be made by an express writing of the Party granting such extension, which express writing shall specifically refer to time period being extended and state the length of the extension.
F.This Master Agreement may be executed in any number of counterparts (including electronic counterparts), all of which taken together shall constitute one and the same instrument, and any Party may execute this Master Agreement by signing any such counterpart(s).
G.At the request of any Party, a recording memorandum setting forth any terms of this Master Agreement prudent to be recorded for protection of a Party to the Subject Agreements
H.Except as expressly modified and amended in this Master Agreement, all terms, conditions and provisions of the Subject Agreements shall remain in full force and effect as written.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Master Agreement to be duly executed as of the date first written above.

FORESIGHT PARTIES:

FORESIGHT ENERGY GP LLC		FORESIGHT ENERGY LP
By Foresight Energy GP LLC, its general partner

By:	/s/ Robert D. Moore	By:	/s/ Robert D. Moore
Name:	Robert D. Moore	Name:	Robert D. Moore
Title:	Chairman, President, CEO	Title:	President and Chief Executive Officer

FORESIGHT ENERGY LLC		SUGAR CAMP ENERGY LLC

By:	/s/ Robert D. Moore	By:	/s/ Robert D. Moore
Name:	Robert D. Moore	Name:	Robert D. Moore
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

HILLSBORO ENERGY LLC		WILLIAMSON ENERGY, LLC

By:	/s/ Robert D. Moore	By:	/s/ Robert D. Moore
Name:	Robert D. Moore	Name:	Robert D. Moore
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

MACOUPIN ENERGY LLC		FORESIGHT ENERGY RESOURCES LLC

By:	/s/ Robert D. Moore	By:	/s/ Robert D. Moore
Name:	Robert D. Moore	Name:	Robert D. Moore
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

FORESIGHT ENERGY OPERATING LLC

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

[Signature Page to Master Agreement – Foresight Parties]

NRP PARTIES:

NRP (OPERATING) LLC

By:	/s/ Gregory Wooten
Name:	Gregory Wooten
Title:	Vice President – Chief Engineer

WPP LLC
By NRP (Operating) LLC, its sole member

By:	/s/ Gregory Wooten
Name:	Gregory Wooten
Title:	Vice President – Chief Engineer

HOD LLC
By NRP (Operating) LLC, its sole member

By:	/s/ Gregory Wooten
Name:	Gregory Wooten
Title:	Vice President – Chief Engineer

INDEPENDENCE LAND COMPANY, LLC
By NRP (Operating) LLC, its sole member

By:	/s/ Gregory Wooten
Name:	Gregory Wooten
Title:	Vice President – Chief Engineer

WILLIAMSON TRANSPORT LLC
By NRP (Operating) LLC, its sole member

By:	/s/ Gregory Wooten
Name:	Gregory Wooten
Title:	Vice President – Chief Engineer

[Signature Page to Master Agreement – NRP Parties]

Exhibits:
Exhibit A: Consenting Counterparty Agreements
Exhibit B: Payments during Alternative Payment Period
Exhibit C: Williamson Recoupment Schedule
Exhibit D: Macoupin Equipment Schedule